EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER AND FISCAL 2004 YEAR TO DATE

PRELIMINARY OPERATING RESULTS

Uncasville, Connecticut, July 26, 2004 – The Mohegan Tribal Gaming Authority (the “Authority”), the operator of a gaming and entertainment complex located near Uncasville, Connecticut known as Mohegan Sun, announced today its preliminary operating results for the quarter and nine months ended June 30, 2004.

Third Quarter Preliminary Operating Results

Based on preliminary analysis performed by the Authority for the quarter ended June 30, 2004, the Authority anticipates the following results:

•	Gaming Revenues for the quarter ended June 30, 2004 between $278 million and $280 million. This would result in an increase between 2% and 4% over the same period in the prior year. This increase is due primarily to a 3% to 4% growth in net slot revenues and a 6% to 7% increase in table games revenues principally due to an improved table games hold percentage in the quarter ended June 30, 2004.

•	Non-Gaming Revenues for the quarter ended June 30, 2004 between $58 million and $59 million. This would result in an increase between 9% and 10% over the same period in the prior year.

•	Gross Revenues for the quarter ended June 30, 2004 between $336 million and $339 million. This would result in an increase between 4% and 5% over the same period in the prior year.

•	Net Revenues for the quarter ended June 30, 2004 between $307 million and $310 million. This would result in an increase between 3% and 4% over the same period in the prior year.

•	Depreciation and Amortization for the quarter ended June 30, 2004 of approximately $24 million. This would result in an increase of approximately 6% over the same period in the prior year.

•	Income from Operations for the quarter ended June 30, 2004 between $60 million and $61 million. This would result in an increase between 5% and 6% over the same period in the prior year.

•	Net Income for the quarter ended June 30, 2004 between $32 million and $33 million. This would result in an increase between 15% and 16% over the same period in the prior year.

Fiscal 2004 Year to Date Preliminary Operating Results

Based on preliminary analysis performed by the Authority for the nine months ended June 30, 2004, the Authority anticipates the following results:

•	Gaming Revenues for the nine months ended June 30, 2004 between $826 million and $828 million. This would result in an increase between 6% and 7% over the same period in the prior year. This increase is due primarily to a 7% to 8% growth in net slot revenues and a 8% to 9% growth in table games revenues.

•	Non-Gaming Revenues for the nine months ended June 30, 2004 between $173 million and $174 million. This would result in an increase between 10% and 11% over the same period in the prior year.

•	Gross Revenues for the nine months ended June 30, 2004 between $999 million and $1,002 million. This would result in an increase between 7% and 8% over the same period in the prior year.

•	Net Revenues for the nine months ended June 30, 2004 between $916 million and $919 million. This would result in an increase between 7% and 8% over the same period in the prior year.

•	Depreciation and Amortization for the nine months ended June 30, 2004 of approximately $71 million. This would result in an increase of approximately 4% over the same period in the prior year.

•	Income from Operations for the nine months ended June 30, 2004 between $176 million and $177 million. This would result in an increase between 13% and 14% over the same period in the prior year.

•	Net Income for the nine months ended June 30, 2004 between $93 million and $94 million. This would result in an increase between 43% and 44% over the same period in the prior year.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2004, approximately $99 million was outstanding under the Authority’s $391 million bank credit facility, which consists of a $100 million term loan, of which $92 million was outstanding, and a $291 million revolving loan, of which $7 million was outstanding. As of June 30, 2004, the Authority had approximately $284 million available for borrowing under the revolving loan. Total debt as of June 30, 2004 was approximately $1 billion.

Distributions to the Mohegan Tribe of Indians of Connecticut (the “Tribe”) totaled approximately $49 million for the nine months ended June 30, 2004. Distributions to the Tribe are anticipated to total $65 million for fiscal year 2004.

Capital expenditures totaled approximately $25 million for the nine months ended June 30, 2004. Capital expenditures are anticipated to total $35 million for fiscal year 2004.

Recent Developments

On July 23, 2004, the Authority formed Mohegan Ventures-Northwest, LLC as a wholly owned unrestricted subsidiary (“Mohegan Ventures”). Mohegan Ventures has been admitted as a member in Salishan-Mohegan LLC, a limited liability company (“Salishan-Mohegan”) formed to participate in the development and/or management of a casino to be located in Clark County, Washington and owned and operated by the Cowlitz Indian Tribe. Salishan-Mohegan also has been designated as an unrestricted subsidiary of the Authority. Pursuant to an Operating Agreement dated July 23, 2004 between Mohegan Ventures and Salishan Company, LLC, Mohegan Ventures has contributed cash and certain non-exclusive licenses, valued collectively at approximately $3.0 million, to Salishan-Mohegan as its initial capital contribution and has committed to lend up to an additional $3.5 million to Salishan-Mohegan in connection with development costs and certain land purchase contracts which Salishan Company, LLC has contributed to the venture. Salishan-Mohegan currently is negotiating with the Cowlitz Indian Tribe to secure development and/or management rights with respect to its planned casino.

Third Quarter Conference Call

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2004 operating results on Tuesday, August 3, 2004 at 11:00 a.m. (Eastern Standard Time).

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.